Exhibit 5

September 9, 2005

UNIT CORPORATION

7130 South Lewis, Suite 1000

Tulsa, Oklahoma 74136

Re:	Unit Corporation
Registration Statement on Form S-3
(the “Registration Statement”)

Gentlemen:

I have acted as General Counsel for Unit Corporation., a Delaware Corporation (the “Company”), in connection with the proposed offer and sale by a certain stockholder of the Company (the “Selling Stockholder”) of up to 246,053 shares of the Company’s Common Stock, $0.20 par value per share (together with the attached stock purchase rights, the “Shares”). Sales of the Shares may be effected by the Selling Stockholder from time to time in one or more types of transactions described in the Registration Statement.

In reaching the conclusions expressed in this opinion, I have (a) examined such certificates of public officials and of corporate officers and directors and such other documents and matters as I have deemed necessary or appropriate, (b) relied upon the accuracy of facts and information set forth in all such documents, and (c) assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, and the authenticity of the originals from which all such copies were made.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

I am a member of the bar of the State of Oklahoma. My opinion expressed above is limited to the laws of the State of Oklahoma, the Delaware General Corporation Law and the federal laws of the United States of America, and I do not express any opinion herein concerning the laws of any other jurisdiction. As used herein, the term "Delaware General Corporation Law" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and judicial decisions interpreting those laws as of the date of this opinion.

I consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name in the Registration Statement and the prospectus constituting a part thereof under the caption “Legal Opinion.” In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Mark E. Schell

Mark E. Schell
General Counsel and Secretary

MES

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